Exhibit 99.1

American Public Education Reports Third Quarter 2025 Financial Results that Exceed Top End of Guidance

Revenue, Net Income, EPS and Adjusted EBITDA All Exceeded Guidance and Prior Year

CHARLES TOWN, W.V. – November 10, 2025 -- American Public Education, Inc. (Nasdaq: APEI) is a company which, through its three subsidiary education institutions, transforms lives, advances careers and improves communities by providing online and campus-based postsecondary education to approximately 108,000 students. APEI has reported unaudited financial and operating results for the third quarter ended September 30, 2025.

Key Third Quarter 2025 Highlights

•	Consolidated revenue for Q3 2025 increased 7% year-over-year to $163.2 million.

o	Revenue for the quarter was driven by year-over-year revenue increases of 19% at Hondros College of Nursing (“HCN”), 16% at Rasmussen University (“RU”), and 8% at American Public University System (“APUS”), partially offset by a decrease of 90% at GSUSA (sold in July 2025); excluding Graduate School USA (“GSUSA”) from both periods, revenue would have increased 12% year-over-year.

•	Net income available to common stockholders for Q3 2025 was $5.6 million, or 660%, higher than net income available to common stockholders of $0.7 million in Q3 2024.

•	Adjusted EBITDA increased 60% to $20.7 million compared to $12.9 million for Q3 2024, driven by increased revenue and margin expansion of 424 bps.

•	Cash flows from operations increased 56% to $73.5 million from $47.3 million for Q3 2024.

•	Strong balance sheet with $193.1 million of cash, cash equivalents and restricted cash at September 30, 2025, simplified capital structure and no net debt.

•	Edward H. Codispoti joined the Company as its Executive Vice President and Chief Financial Officer effective October 20, 2025.

Management Commentary

"I am very pleased that we have again exceeded our guidance ranges for all metrics by continuing to grow revenue and enrollment and by expanding margins,” said Angela Selden, President and Chief Executive Officer of APEI. “Rasmussen delivered double-digit enrollment growth and positive EBITDA in the third quarter. Strong registrations at APUS also meaningfully contributed to revenue growth and margin expansion.”

“In the fourth quarter, campus-based enrollments at Rasmussen continue to accelerate with 13% growth. At APUS, the government shutdown has muted military enrollments. We are pleased that several of the military branches are now authorizing tuition assistance (“TA”) benefits through the $100 million of TA funds authorized in the One Big Beautiful Bill Act. Meanwhile, we have implemented various cost savings measures and are continuing to evaluate additional opportunities to mitigate the adverse impacts.”

Third Quarter 2025 Financial Results

•	Total consolidated revenue for the three months ended September 30, 2025, was $163.2 million, an increase of $10.1 million, or 6.6%, compared to $153.1 million in the prior year period. The increase in revenue was primarily due to an $8.2 million, or 16%, increase in revenue in our RU Segment, a $6.2 million, or 8%, increase in our APUS Segment, and a $2.9 million, or 19%, increase in our HCN Segment, partially offset by a $7.3 million, or 90%, reduction in revenue at GSUSA included in Corporate and Other for the period prior to its sale in July 2025; however, excluding GSUSA from the three months ended September 30, 2025, and the prior year quarter, revenue for the quarter would have grown 12%.

•	Total costs and expenses for the three months ended September 30, 2025, were $153.5 million, an increase of $4.5 million, or 3.0%, compared to $149.0 million in the prior year period. Costs and expenses for the three months ended September 30, 2025, include a $3.9 million loss on sale of GSUSA in Corporate and Other and $0.8 million in professional fees in Corporate and Other related to the sale of GSUSA and the planned combination of APUS, RU and HCN, $0.6 million in severance costs in our HCN Segment and Corporate and Other, and a $0.1 million loss on leases in our RU Segment, all on a pre-tax basis.

o	Instructional costs and services expenses for the three months ended September 30, 2025, were $74.7 million, a decrease of $0.7 million, or 0.9%, as compared to $75.4 million in the prior year period due to the sale of GSUSA, and gross margin improvement at both RU (710 bps) and APUS (160 bps). Instructional costs and services expenses as a percentage of revenue decreased to 45.8% from 49.2% in the prior year period.

o	Selling and promotional expenses for the three months ended September 30, 2025, were $36.1 million, an increase of $2.7 million, or 8.0%, as compared to $33.5 million in the prior year period, due to an increase in advertising costs. Selling and promotional expenses as a percentage of revenue increased to 22.1% from 21.9% in the prior year period.

o	General and administrative expenses for the three months ended September 30, 2025, were $34.7 million, a decrease of $0.3 million, or 1.0%, as compared to $35.0 million in the prior year period. General and administrative expenses as a percentage of revenue decreased to 21.3% from 22.9% in the prior year period.

•	Net income available to common stockholders was $5.6 million, or $0.30 per diluted common share for the three months ended September 30, 2025, as compared to net income of $0.7 million, or $0.04 per diluted common share in the prior year period.

•	Adjusted EBITDA was $20.7 million for the three months ended September 30, 2025, as compared to $12.9 million in the prior year period. Adjusted EBITDA excludes adjustment for stock compensation, loss on disposals of long-lived assets, loss on sale of subsidiary, transition services, severance expense, other professional fees, and loss on leases.

Balance Sheet and Liquidity

Total cash, cash equivalents, and restricted cash was $193.1 million at September 30, 2025, as compared to $158.9 million at December 31, 2024, representing an increase of $34.2 million, or 21.5%. Total unrestricted cash and cash equivalents was $191.3 million at September 30, 2025 as compared to $131.9 million at December 31, 2024, an increase of $59.4 million, or 45.0%.

Registrations and Enrollment

	Q3 2025	Q3 2024	% Change
American Public University System[1]
For the three months ended September 30, Net Course Registrations	100,000	92,500	8.1%

Rasmussen University[2]
For the three months ended September 30, Total Student Enrollment	14,900	13,500	10.4%

Hondros College of Nursing[3]
For the three months ended September 30, Total Student Enrollment	3,700	3,100	17.6%

1.	APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.

2.	RU Total Student Enrollment represents students in an active status as of the full-term census or billing date.

3.	HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Fourth Quarter and Full Year 2025 Outlook

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI's earnings conference call and presentation for further details.

	Fourth Quarter 2025 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	65,000 to 74,400	-33% to -23%
HCN Student enrollment	4,000	9%
RU Student enrollment	15,900	9%
- On-ground Healthcare	7,100	13%
- Online	8,800	6%

($ in millions except EPS)
APEI Consolidated revenue	$150.0 – $153.5	-6% to -9%
APEI Net income available to common stockholders	$5.9 – $8.3	-28% to -50%
APEI Adjusted EBITDA	$18.5 – $22.0	-41% to -30%
APEI Diluted EPS	$0.32 – $0.45	-29% to -49%

Full Year 2025 Guidance
	(Approximate)	(% Yr/Yr Change)
($ in millions)
APEI Consolidated Revenue	$640 – $644	2% to 3%
APEI Net income available to common stockholders	$17.2 – $19.6	70% to 95%
APEI Adjusted EBITDA	$75 – $79	4 to 9%
APEI Capital Expenditure (CapEx)	$15 – $17	-19% to -29%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI's operating profit and cash generation capabilities.

For the three months ended September 30, 2025, and 2024, adjusted EBITDA excludes stock compensation, loss on disposals of long-lived assets, loss on sale of subsidiary, transition services, severance expense, other professional fees, and loss on leases.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions "GAAP Net Income to Adjusted EBITDA" and "GAAP Outlook Net Income to Outlook Adjusted EBITDA") and not to rely on any single financial measure to evaluate its business.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, and Hondros College of Nursing, provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 89,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 125-year-old nursing and health sciences-focused institution that serves approximately 15,900 students across its 20 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 4,000 total students.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES).

*Based on FY 2023 Department of Defense TA data, as reported by Military Times, and Veterans Administration student enrollment data as of 2024.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," "should," "will," "would," and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding the Company's future path, expected growth, registration, enrollments, revenues, net income, Adjusted EBITDA and EBITDA, capital expenditures, the growth and profitability of Rasmussen University, plans with respect to recent, current and future initiatives, and the impact of the government shutdown on prospective and current students, the Company, and APUS.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI's failure to comply with regulatory and accrediting agency requirements, including the "90/10 Rule", and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; changes in the post-secondary education regulatory environment as a result of U.S. federal elections, including any changes by or as a result of actions of the current administration to the operations of the Department of Education or changes to or the elimination or implementation of laws, regulations, standards, policies, and practices; potential or actual government shutdowns, including the U.S federal government shutdown that began on October 1, 2025, uncertainties in the estimated impact of the shutdown on APEI and its prospective and current students, and APEI’s inability to mitigate these impacts; government budget and federal workforce uncertainty; the impact, timing, and projected benefits of the planned combination of APUS, RU, and HCN into one consolidated institution; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; changing market demands; declines in enrollments at APEI's subsidiaries; APEI's inability to effectively market its institutions' programs; APEI's inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI's ability to receive funds under Title IV or TA programs or the reduction, elimination, or suspension of federal funds; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI's loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; APEI's indebtedness, including the refinancing thereof; APEI's dependence on and the need to continue to invest in its technology infrastructure, including with respect to third-party vendors; the inability to recognize the intended benefits of APEI's cost savings and reduction and revenue generating efforts; APEI's ability to manage and limit its exposure to bad debt; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2024, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Company Contact
Frank Tutalo
Director, Public Relations
American Public Education, Inc.
ftutalo@apei.com
571-358-3042

Investor Relations
Brian M. Prenoveau, CFA

MZ North America

Direct: 561-489-5315
APEI@mzgroup.us

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2025	2024
	(unaudited)

Revenue	$163,215	$153,122
Costs and expenses:
Instructional costs and services	74,698	75,401
Selling and promotional	36,139	33,459
General and administrative	34,689	35,030
Depreciation and amortization	3,946	5,080
Loss on sale of subsidiary	3,877	-
Loss on leases	77	-
Loss on disposals of long-lived assets	92	23
Total costs and expenses	153,518	148,993
Income from operations before
interest and income taxes	9,697	4,129
Interest expense, net	(1,069)	(631)
Income before income taxes	8,628	3,498
Income tax expense	3,068	1,236
Net income	$5,560	$2,262
Preferred stock dividends	-	1,531
Net income available to common stockholders	$5,560	$731

Income per common share:
Basic	$0.31	$0.04
Diluted	$0.30	$0.04

Weighted average number of
common shares:
Basic	18,070	17,679
Diluted	18,755	18,247

	Three Months Ended
Segment Information:	September 30,
	2025	2024
Revenue:
APUS Segment	$83,137	$76,981
RU Segment	$60,830	$52,604
HCN Segment	$18,440	$15,493
Corporate and other[1]	$808	$8,044
Income (loss) from operations before
interest and income taxes:
APUS Segment	$25,280	$20,765
RU Segment	$(1,240)	$(7,609)
HCN Segment	$(873)	$(771)
Corporate and other	$(13,470)	$(8,256)

American Public Education, Inc.
Consolidated Balance Sheet
(In thousands)

	As of September 30, 2025	As of December 31, 2024
ASSETS	(Unaudited)
Current assets:
Cash, cash equivalents, and restricted cash	$193,144	$158,941
Accounts receivable, net of allowance of $19,837 in 2025 and $19,280 in 2024	43,908	62,465
Prepaid expenses	14,426	13,748
Income tax receivable	7,632	949
Assets held for sale	-	24,469
Total current assets	259,110	260,572
Property and equipment, net	70,739	73,383
Operating lease assets, net	61,596	94,776
Deferred income taxes	40,075	47,311
Intangible assets, net	28,221	28,221
Goodwill	59,593	59,593
Other assets, net	5,962	6,247
Total assets	$525,296	$570,103
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,708	$7,847
Accrued compensation and benefits	30,033	20,546
Accrued liabilities	18,024	13,735
Deferred revenue and student deposits	23,952	23,474
Lease liabilities, current	11,672	13,553
Total current liabilities	91,389	79,155
Lease liabilities, long-term	60,203	93,645
Long-term debt, net	94,368	93,424
Total liabilities	$245,960	$266,224

Stockholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; 400 shares issued and outstanding in 2024, ($117,439 liquidation preference per share, $46,976 in aggregate, for 2024) (Note 12)	-	39,691
Common stock, $.01 par value; 100,000,000 shares authorized; 18,080,212 issued and outstanding in 2025; 17,712,575 issued and outstanding in 2024	181	177
Additional paid-in capital	308,290	305,823
Accumulated other comprehensive loss	(27)	(7)
Accumulated deficit	(29,108)	(41,805)
Total stockholders’ equity	279,336	303,879
Total liabilities and stockholders’ equity	$525,296	$570,103

Education Unit Profile
Segment Summary
($ in millions)

	3Q24	3Q25
Revenue	77.0	83.1
Operating Income	20.8	25.3
+ Depreciation and Amortization	1.2	0.9
EBITDA	22.0	26.2
EBITDA Margin	29%	32%

Revenue	52.6	60.8
Operating Income	(7.6)	(1.2)
+ Depreciation and Amortization	3.1	2.0
EBITDA	(4.5)	0.8
EBITDA Margin	-9%	1%

Revenue	15.5	18.4
Operating Income	(0.8)	(0.8)
+ Depreciation and Amortization	0.5	0.5
EBITDA	(0.3)	(0.3)
EBITDA Margin	-2%	-2%

Revenue	8.0	0.8
Operating Income	(8.1)	(13.5)
+ Depreciation and Amortization	0.3	0.4
EBITDA	(7.8)	(13.1)
EBITDA Margin	-98%	-1638%

Consolidated Revenue	153.1	163.2
Consolidated EBITDA	9.2	13.6
+ Adjustments	3.7	7.1
Consolidated Adjusted EBITDA	12.9	20.7
Adjusted EBITDA Margin	8%	13%

1	Operating Income reflects income (loss) from opoerations before interest, income taxes in note 9 of the financial statements in our Q3 2025 10-Q.
2	Adjustments include stock compensation expense, loss on disposals of long-lived assets, loss on assets held for sale, loss on sale of subsidiary, transition services, severance expense, loss on leases and other professional fees.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Net income (loss) available to common stockholders	$5,560	$731	$12,697	$(1,448)
Preferred dividends	-	1,531	2,751	4,597
Loss on redemption of preferred stock	-	-	3,501	-
Net income	$5,560	$2,262	$18,949	$3,149
Income tax expense	3,068	1,236	6,955	2,433
Interest expense, net	1,069	631	3,064	1,542
Equity investment loss	-	-	-	4,407
Depreciation and amortization	3,946	5,080	12,026	15,440
EBITDA	13,643	9,209	40,994	26,971

Loss on assets held for sale	-	-	1,527	-
Loss on leases	77	-	77	3,715
Loss on sale of subsidiary	3,362		3,362	-
Other professional fees	801	813	3,505	813
Stock compensation	1,634	1,761	6,135	5,502
Loss on disposals of long-lived assets	92	23	357	235
Transition services costs	-	1,092	-	3,139
Severance*	1,083	25	1,083	530
Adjusted EBITDA	$20,692	$12,923	$57,040	$40,905

*Includes 515K of severance related to the sale of GSUSA

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s outlook GAAP net income to the calculation of outlook adjusted EBITDA for the six months ending September 30, 2025 and twelve months ending December 31, 2025:

	Three Months Ending		Twelve Months Ending
	December 30, 2025		December 31, 2025
(in thousands, except per share data)	Low	High	Low	High
Net income available to common stockholders	$5,871	$8,321	$17,199	$19,649
Preferred dividends	-	-	2,751	2,751
Loss on redemption of preferred stock	-	-	3,501	3,501
Net Income	5,871	8,321	23,452	25,902
Income tax expense	2,516	3,566	10,051	11,101
Interest expense	1,387	1,387	4,476	4,476
Loss on minority investment	-
Depreciation and amortization	3,945	3,945	16,750	16,750
EBITDA	13,719	17,219	54,729	58,229
Stock compensation	1,932	1,932	8,067	8,067
Professional Services	200	200	3,402	3,402
Transition services cost	2,649	2,649	3,417	3,417
Other	-	-	5,961	5,961
Adjusted EBITDA	$18,500	$22,000	$75,575	$79,075